Bacterin Announces Record 2011 Revenue of $30.1 Million; Up 96% Year-over-Year

Conference Call at 4:30pm ET to Discuss Full Year and Fourth Quarter 2011 Results

BELGRADE, Mont. March 22, 2012 - Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, today announced its financial results for the fourth quarter and full year ended December 31, 2011:

Fourth Quarter 2011 Highlights:

•	Revenue increased 72% to $9.1 million, compared to the $5.3 million for the fourth quarter of 2010.

•	Operating loss decreased by 21% to $2.7 million, compared to a loss of $3.4 million in the fourth quarter of 2010.

•	Two-year study results showed Company’s flagship product, OsteoSponge®, equivalence to rhBMP-2 in spinal fusion, an important feature at a time when surgeons are moving away from rhBMP-2 because of concerns over complications. OsteoSponge® has already been used in 100,000 procedures prior to the data announcement and the Company expects this data to help further increase its market share, a substantial opportunity as the leading rhBMP-2 based product generates $800 million a year.

•	A distribution agreement was signed with Jeil for LeForte Craniomaxillofacial System.

•	Hospital accounts increased to 616 facilities, an increase of 27% over 484 facilities in Q4 2010.

Full Year 2011 Highlights:

•	Revenue increased 96% to $30.1 million, compared to $15.4 million for fiscal year 2010.
•	Operating loss decreased by 25% to $6.5 million, compared to fiscal year 2010.
•	A $15 million credit facility, with an initial draw of $7 million, was secured with MidCap Financial and Silicon Valley Bank; and approximately $3 million was raised in private placement offerings.
•	The Company acquired the assets of Robinson MedSurg LLC, a medical device distribution company focused primarily on maxillofacial and craniofacial surgery devices.
•	Entered into an Equity Purchase Agreement for up to $31 million with Lincoln Park Capital Fund LLC
•	New executive management talent and management reorganization helped drive the company's most active processing quarter in its history.
•	A third human acellular biological scaffold, hMatrix®, an acellular dermal scaffold, was launched, which Bacterin plans to initially market for homologous use indications, including abdominal wall repair, breast reconstruction, and wound covering - an addressable market the company estimates exceeds $2.5 billion annually in the U.S.

•	Signed national group purchasing organization contract for Bacterin Biologics and first for Elutia® Wound Drains with ROi, a recognized leader in health care supply chain management for hospitals and medical practices.
•	Materially increased the number of medical facilities in which its products are used and began the doubling of operating capacity through installation of new equipment.
•	Increased donor supply through new agreements with donor agencies
•	Secured $5 million credit facility with BridgeBank, which was repaid with proceeds from the Midcap financing
•	Joined Russell 3000, Russell Microcap, and Russell Global Indexes and achieved NYSE Amex listing status.

Management Commentary

"We increased our revenue on a quarterly basis by 21% sequentially, 72% year over year, and 96% for the full year 2011 over the full year 2010, showing accelerating progress," said Guy Cook, Bacterin's chairman and CEO. "While our full year gross margin slid to 70% primarily due to increased discounting on stocking purchase orders and non recurring adjustments and increased reserves , we are poised for overall operating margins to expand considerably as we gain operating leverage from our sales force and largely established infrastructure.”

“This quarter, we received further validation of OsteoSponge® from an important two-year study, showing equivalence to rhBMP-2 in spinal fusion,” Mr. Cook continued. “We expect sales to grow even more rapidly on the back of this strong data set. We also signed a distribution agreement with Jeil Medical Corporation that will leverage our direct sales force, providing additional craniomaxillofacial (CMF) product, to sell into the same call points.”

“Our products target markets that in aggregate amount to several billion dollars in annual revenue, which provides significant runway for us to capture share and grow quickly,” Mr. Cook added. “Our proprietary processing technology is also a unique asset that we believe provides shareholder value. The key driver of our revenue growth in 2012 will once again be the Osteo family of products, supported by the acceleration of hMatrix, medical device, and royalty revenue. With an increase in our sales force, the new data validation and distribution agreement adding even more product to sell, we remain comfortable with our previously stated expectation of $53 million to $56 million in revenue in 2012.”

Q4 2011 Financial Results

Revenue for the quarter was a record $9.1 million, up 21% from the previous quarter, and an increase of 72% compared to $5.3 million in the fourth quarter of 2010. The increase in revenue was primarily attributed to the company's continued market penetration, driven by unique product benefits for both the patient and medical care provider, combined with the continued expansion of the company's direct sales force.

Cost of sales in the fourth quarter included the following:

•	Non recurring increase in fourth quarter Cost of Sales of $795,000 for the write off of a related party receivable from West Coast Tissue Services (one of Bacterin’s donor agencies). In December of 2011, Bacterin signed a four-year extension with West Coast Tissue. In exchange for the extension and a related right of first refusal on donors, the Company agreed to write off the receivable and included the $795,000 write off in Cost of sales in the fourth quarter of 2011.
•	Bacterin increased its inventory reserve on quarantined inventory by $200,000 for tissue it received back from customers in connection with a voluntary market withdrawl of products during 2011. The FDA is still reviewing whether or not we will be able to release the product but the Company established the reserve in order to be conservative.
•	Non recurring write off $200,000 of scrap inventory of CMF medical device inventory during the quarter
•	The Company performed a detailed review of the corporate overhead being applied to its inventory and decided to increase the percentage of general and administrative expenses being allocated to cost of sales on increased production and during the quarter made an adjustment to decrease its general and administrative expenses by $360,000 and increase cost of sales.

Fourth Quarter 2011 EBITDA loss was $1.5 million compared to an EBITDA loss of $316,000 in the prior quarter and an EBITDA loss of $2.7 million in the fourth quarter of 2010. Excluding the non-recurring write off of the West Coast Tissue Accounts Receivable of $795,000 and inventory reserve and write offs of $400,000, fourth quarter 2011 negative EBITDA was $354,000, unchanged from the prior quarter. This was largely due to an increase in our allowance for doubtful accounts on a stocking order sale made in 2011.

Gross profit margin for the quarter was 44%, as compared to 83% in the previous quarter and 82% in the year-ago quarter. Excluding the above adjustments, Q4 2011 gross margin would have been 58% of sales. The decrease in Q4 2011 gross margin (excluding the above items) compared to prior quarters is due to an increased sales discount on $1.4 million of stocking order sales during the quarter and the increase of corporate general and administrative expenses allocated to cost of sales due to increased production.

Operating expenses for the quarter totaled $6.7 million, as compared to $7.8 million in the previous quarter, and $7.1 million in the fourth quarter of 2010. Operating loss for the quarter was $2.7 million, compared to $1.6 million in the previous quarter, and $3.4 million in the fourth quarter of 2010. Net loss was $4.4 million or $(0.11) per basic share for the quarter. This compares to a net loss of $3.2 million or $(0.08) per basic share in the previous quarter, and a net loss in fourth quarter of 2010 of $6.7 million or $(0.18) per basic share.

Cash and cash equivalents and net accounts receivable was $7.8 million at December 31, 2011, compared to a total of $3.8 million at December 31, 2010.

Full Year Financial Results

Revenue for the year ended December 31, 2011 was a record $30.1 million, up 96%, compared to $15.4 million for the full year in 2010. Gross profit margin was 70%, compared to 78% in the previous year. Excluding the cost of sales adjustments, FY 2011 gross margin would have been 74% of sales. Operating expenses for the year totaled $27.5 million, compared to $20.7 million in the previous year. Operating loss for the year was $6.5 million, compared to $8.6 million in the previous year. Net loss was $3.0 million or $(0.08) per basic share for the year. This compares to a net loss of $19.5 million or $(0.61) per basic share for the previous year.

EBITDA for the year totaled a loss of $3.0 million, compared EBITDA loss of $5.8 million in 2010.

Conference Call Details:

Date: Thursday, March 22, 2012
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-1427
International: 1-480-629-9664
Conference ID#: 4519974

The conference call will be broadcast simultaneously and available for replay here and at the investor section of the company's Web site at http://www.bacterin.com/index.htm.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Hayden IR at 1-646-755-7412.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until April 22, 2012.

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure.

Bacterin International Holdings, Inc.

Reconciliation of Net (Loss) Income From Operations to EBITDA

(Unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Net Loss from operations	(2,668,540)	(3,385,759)	(6,450,468)	(8,614,156)

Depreciation	220,128	140,219	755,387	633,827

Option compensation	321,695	177,916	1,030,400	605,113

Non cash stock comp	578,003	332,453	1,675,008	1,560,324

	(1,548,714)	(2,735,171)	(2,989,673)	(5,814,892)

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$751,111	$327,481
Trade accounts receivable, net of allowance for doubtful accounts of $1,232,806 and $157,269, respectively	7,083,354	3,522,031
Accounts receivable - related party	-	613,034
Inventories, net	8,479,710	5,440,638
Prepaid and other current assets	289,326	572,015
Total current assets	16,603,501	10,475,199

Non-current inventories	920,542	1,439,384
Property and equipment, net	3,774,140	3,397,320
Intangible assets, net	656,133	355,639
Goodwill	728,618	-
Note receivable - related party	-	82,398
Other assets	486,914	13,675

Total Assets	$23,169,848	$15,763,615

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,654,263	$2,260,237
Accounts payable - related party	513,193	573,036
Accrued liabilities	3,762,211	1,391,540
Warrant derivative liability	2,344,516	9,690,741
Current portion of capital lease obligations	33,791	30,105
Current portion of long-term debt	1,632,978	234,149
Total current liabilities	10,940,952	14,179,808
Long-term Liabilities:
Capital lease obligation, less current portion	89,580	13,185
Long-term debt, less current portion	6,638,270	2,189,866
Total Liabilities	17,668,802	16,382,859

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 40,841,218 shares issued and outstanding as of December 31, 2011 and 36,994,715 shares issued and outstanding on December 31, 2010	40	37
Additional paid-in capital	45,452,732	36,325,976
Retained deficit	(39,951,726)	(36,945,257)
Total Stockholders’ Equity (Deficit)	5,501,046	(619,244)

Total Liabilities & Stockholders’ Equity (Deficit)	$23,169,848	$15,763,615

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Total Revenue	9,100,702	5,288,128	30,149,482	15,417,647

Cost of tissue sales	5,061,201	1,530,909	9,109,250	3,363,876

Gross Profit	4,039,501	3,757,219	21,040,232	12,053,771

Operating Expenses
General and administrative	813,724	2,841,330	6,559,101	8,546,193
Sales and marketing	5,096,186	3,431,862	18,501,204	8,897,293
Depreciation and amortization	220,128	140,219	755,387	633,827
Non-cash consulting expense	578,003	332,453	1,675,008	1,560,324
Other expense	-	397,114	-	1,030,290
Total Operating Expenses	6,708,041	7,142,978	27,490,700	20,667,927

Loss from Operations	(2,668,540)	(3,385,759)	(6,450,468)	(8,614,156)

Other Income (Expense)
Interest expense	(122,894)	(964,612)	(1,162,597)	(1,646,940)
Change in warrant derivative liability	(1,093,738)	(2,380,293)	6,377,671	(9,206,826)
Other expense	(468,542)	-	(1,771,075)	-

Total Other Income (Expense)	(1,685,174)	(3,344,905)	3,443,999	(10,853,766)

Net Loss Before Benefit (Provision) for Income Taxes	(4,353,714)	(6,730,664)	(3,006,469)	(19,467,922)

Benefit (Provision) for Income Taxes
Current			-	-
Deferred			-	-

Net Income (Loss)	$(4,353,714)	$(6,730,664)	$(3,006,469)	$(19,467,922)

Net income (loss) per share:
Basic	$(0.11)	$(0.18)	$(0.08)	$(0.61)
Dilutive	(0.11)	(0.18)	(0.08)	(0.61)

Shares used in the computation:
Basic	40,521,759	36,468,563	38,944,256	32,178,342
Dilutive	40,521,759	36,468,563	38,944,256	32,178,342

Contact:

Hayden IR

James Carbonara, Regional Vice President

646-755-7412

james@haydenir.com

Brett Maas, Managing Partner

646-536-7331

brett@haydenir.com